INVESTMENT ADVISORY AGREEMENT
BETWEEN
SILVERPEPPER COMMODITY HOLDINGS
AND
SILVERPEPPER LLC

THIS INVESTMENT ADVISORY AGREEMENT (the “Agreement”), dated as of August 6, 2013, is entered into by and between SilverPepper Commodity Holdings, a Cayman Islands company, (the “Fund”), and SilverPepper LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the Advisor has agreed to furnish investment advisory services to the Fund, which is a wholly-owned subsidiary of the SilverPepper Commodity Strategies Global Macro Fund series (the “Registered Fund”) of Investment Managers Series Trust (the “Trust”), which is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund’s principal purpose is to provide the Registered Fund with exposure to the returns of commodities markets within the limitations of the federal tax requirements that apply to the Registered Fund;

WHEREAS, the Fund (unlike the Registered Fund) may invest without limitation in commodities, commodity index-linked securities and other commodity-linked securities and derivative instruments, but otherwise is subject (on a consolidated basis with the Registered Fund) to the Registered Fund’s investment restrictions and other policies;

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Advisor is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.           Appointment of the Advisor.  The Fund hereby appoints the Advisor, and the Advisor accepts such appointment and agrees, all as more fully set forth herein, to act as the investment advisor to the Fund with respect to the investment of the Fund’s assets and to supervise and arrange for the day-to-day operations of the Fund (except with respect to matters in the charge of the Fund’s chief compliance officer or other service providers retained by the Fund) and the purchase of securities and other investments for, and the sale of securities and other investments held in the investment portfolio of, the Fund, for the period and on the terms set forth in this Agreement.

2.         Duties and Obligations of the Advisor with Respect to Investment of Assets of the Fund.  Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Trustees of the Trust (the “Board”), the Advisor shall (i) act as investment advisor for and supervise and manage the investment and reinvestment of the Fund’s assets and, in connection therewith, have complete discretion in purchasing and selling securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (ii) supervise the investment program of the Fund and the composition of its investment portfolio; and (iii) arrange, subject to the provisions of Section 4 hereof, for the purchase and sale of securities and other assets held in the investment portfolio of the Fund.

In performing its duties under this Section 2, the Advisor may delegate some or all of its duties and obligations under this Agreement to one or more investment sub-advisors.  Such delegation may include but shall not be limited to delegating the voting of proxies relating to the Fund’s portfolio securities in accordance with the proxy voting policies and procedures of such investment sub-advisor; provided, however, that any such delegation shall be pursuant to an agreement with terms agreed upon by the Trust and approved in a manner consistent with the 1940 Act and provided, further, that no such delegation shall relieve the Advisor from its duties and obligations of supervision of the management of the Fund’s assets pursuant to this Agreement and to applicable law.

The Fund acknowledges that the Advisor makes no warranty that any investments made by the Advisor hereunder will not depreciate in value or at any time will not be affected by adverse tax consequences, nor does it give any warranty as to the performance or profitability of the assets or the success of any investment strategy recommended or used by the Advisor.

3.         Transactions with Affiliates.  The Advisor is authorized on behalf of the Fund, from time to time when deemed to be in the best interests of the Fund and to the extent permitted by applicable law, to purchase and/or sell securities and other instruments which the Advisor or any of its affiliates underwrites, deals in, makes a market in and/or for the issuer thereof performs or seeks to perform investment banking or other services.  The Advisor is further authorized, to the extent permitted by applicable law, to select brokers (including any brokers affiliated with the Advisor) for the execution of trades for the Fund.

4.         Covenants.  In the performance of its duties under this Agreement, the Advisor:

(a)           shall at all times conform to, and act in accordance with, any requirements imposed by:  (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and all applicable rules and regulations of the Securities and Exchange Commission (the “SEC”); (ii) any other applicable provision of law; (iii) the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time; (iv) the investment objectives and policies of the Registered Fund as set forth in its Registration Statement on Form N-1A; and (v) the compliance policies and procedures of the Trust adopted by the Board;

(b)           will place orders either directly with the issuer or with any broker, dealer or futures commission merchant (“FCM”).  Subject to the other provisions of this Section, in placing orders with brokers and dealers, the Advisor will attempt to employ such dealers and brokers as may, in the judgment of the Advisor, result in the best execution, taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the securities involved.  In placing orders, the Advisor will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency.  Consistent with this obligation, the Advisor may select brokers or FCMs on the basis of the research, statistical information and pricing services they provide to the Fund and other clients of the Advisor.  Information and research received from such brokers or FCMs will be in addition to, and not in lieu of, the services required to be performed by the Advisor hereunder.  A commission paid to such brokers or FCMs may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Advisor determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Advisor to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long-term.  It is understood that the expenses of the Advisor will not necessarily be reduced as a result of the receipt of such information or research.  Research services furnished to the Advisor by brokers or FCMs who effect transactions for the Fund may be used by the Advisor in servicing other investment companies, funds and accounts which it manages.  Similarly, research services furnished to the Advisor by brokers or FCMs that effect transactions for other investment companies, funds and accounts which the Advisor manages may be used by the Advisor in servicing the Fund.  It is understood that not all of these research services are used by the Advisor in managing any particular account, including the Fund.  In no instance, however, will the Fund’s securities or commodity interests be purchased from or sold to the Advisor, or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law.

The Advisor and its affiliates may aggregate purchase or sale orders for the Fund with purchase or sale orders for the same instrument for the accounts of other clients of the Advisor or of its affiliates and the Advisor’s own accounts, if such aggregation is consistent with applicable law.  However, the Advisor is under no obligation to aggregate any such orders under any circumstances;

(c)           will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, and the Fund’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund; provided that, notwithstanding anything herein to the contrary, in accordance with Section 7, the Advisor shall (i) be free to use, for marketing purposes or otherwise, the Fund’s performance track record generated while Advisor serves as an investment advisor to the Fund and (ii) be entitled to copies of all documents needed to demonstrate or verify such track record;

(d)           notify the Fund before it reduces the amount of coverage under the investment manager’s errors and omissions insurance policy maintained by the Advisor;

(e)           will supply such information to the Fund’s co-administrators and permit such compliance inspections by the Fund’s co-administrators as shall be reasonably necessary to permit the co-administrators to satisfy their obligations and respond to the reasonable requests of the Board;

(f)           will not pay fees in addition to any Fund distribution or servicing fees to financial intermediaries for sub-administration, sub-transfer agency or any other shareholder servicing or distribution services associated with shareholders whose shares are held in omnibus or other group accounts, except with the prior authorization of the Board and, if the Board authorizes such payments, the Advisor shall report regularly to the Trust on the amounts paid and the relevant financial intermediary; and

(g)           will use its reasonable best efforts to assist the Trust and the Fund in implementing the Trust’s disclosure controls and procedures, and will from time to time provide the Trust a written assessment of its compliance policies and procedures that is reasonably acceptable to the Trust to enable the Trust to fulfill its obligations under Rule 38a-1 under the 1940 Act.

5.         Services Not Exclusive.  Nothing in this Agreement shall prevent the Advisor or any officer, employee, affiliate or related person thereof from acting as investment advisor or rendering similar services or other services for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Advisor will undertake no activities which, in its judgment, will materially adversely affect the performance of its obligations under this Agreement.  Without limiting the generality of the foregoing, the Advisor and its affiliates are not restricted from forming additional investment funds, from entering into other investment advisory relationships or from engaging in other business activities, even though such activities may be in competition with the Fund or may involve substantial time and resources from the Advisor.

6.         Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Advisor hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request.  The Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act with respect to transactions effected by the Advisor (except for 31a-1(b)(2)(iv), (b)(4) and (b)(11)).  Notwithstanding anything in this Agreement to the contrary, and to the extent permitted by applicable law, the Trust will not object to the Advisor maintaining copies of any such records, including the performance records of the Fund, and will not object to the Advisor using such performance records to promote its services to other accounts, including other fund accounts.

7.         Agency Cross Transactions.  From time to time, the Advisor or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities which the Advisor’s investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy.  Where one of the parties is an advisory client, the Advisor or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from one or both parties to the transaction without the advisory client’s consent.  This is because in a situation where the Advisor is making the investment decision (as opposed to a brokerage client that makes its own investment decisions), and the Advisor or an affiliate is receiving commissions from both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Advisor’s part regarding the advisory client.  The SEC has adopted a rule under the Advisers Act which permits the Advisor or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance.  By execution of this Agreement, the Trust authorizes the Advisor or its affiliates to participate in agency cross transactions involving an Account.  The Advisor agrees that it will not arrange purchases or sales of securities between the Fund and an Account advised by the Advisor unless (a) the purchase or sale is in accordance with applicable law (including Rule 17a-7 under the 1940 Act) and the Trust’s policies and procedures, (b) the Advisor determines that the purchase or sale is in the best interests of the Fund, and (c) the Trust’s Board has approved these types of transactions by approving a policy and procedures under Rule 17a-7.  The Trust may revoke its consent at any time by written notice to the Advisor.

8.         Expenses.  During the term of this Agreement, the Advisor will bear all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder.  In addition to the fee of the Advisor, the Fund shall pay all of its expenses, including, among others, legal fees and expenses of counsel to the Fund, including trustees’ and officers’ errors and omissions insurance (if any); auditing and accounting expenses; taxes and governmental fees; listing fees; fees and expenses of the Fund’s custodians, administrators, transfer agents, registrars and other service providers; expenses for portfolio pricing services by a pricing agent, if any; expenses in connection with the issuance, offering and underwriting of shares issued by the Fund or with the securing of any credit facility or other loans for the Fund; expenses of registering or qualifying securities of the Fund for public sale; brokerage commissions and other costs of acquiring or disposing of any portfolio holding of the Fund; expenses of preparation and distribution of reports, notices and dividends to shareholders; costs of stationery; any litigation expenses; and costs of shareholder, board of director and other meetings.

9.         Compensation of the Advisor.  The Fund agrees to pay to the Advisor and the Advisor agrees to accept as full compensation for all services rendered hereunder by the Advisor as such, a fee accrued daily and paid monthly in arrears at an annual rate listed in Appendix A with respect to the Fund’s average daily net assets (including, for the avoidance of doubt, the value of its investment in any subsidiaries).  For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.  The fee payable to the Advisor under this Agreement will be reduced to the extent required by any expense limitation agreement.  The Advisor may voluntarily absorb certain Fund expenses or waive all or a portion of its fee.

10.       Compensation of Directors, Officers and Employees. No director, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such director, officer or employee while he is at the same time a director, officer, or employee of the Advisor or any affiliated company of the Advisor, except as may be approved by the Registered Fund.

11.       Interested Persons.  Subject to applicable statutes and regulations, it is understood that directors, officers and agents of the Fund are or may be interested in the Advisor as directors, officers, shareholders, agents or otherwise and that the directors, officers, shareholders and agents of the Advisor may be interested in the Fund as directors, officers, agents or otherwise.

12.       Advisor’s Liability.

(a)           The Advisor shall not be liable for any error of judgment or mistake of law, or for any loss suffered by the Advisor or by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Advisor in the performance of its duties or from reckless disregard by it of its duties under this Agreement.  The Advisor may consult with counsel and accountants engaged by the Trust in respect of the Fund’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel and accountants.

(b)           U.S. federal securities laws impose liabilities under certain circumstances on persons who act in good faith and nothing herein shall constitute a waiver of or limitation on any right which the Fund may have under any applicable securities laws.

13.       Duration and Termination.  This Agreement shall become effective upon approval by the Board of Trustees of the Trust, as set forth in Appendix A and, unless sooner terminated with respect to a Fund as provided herein, shall continue in effect for a period of two years as to the Fund.  Thereafter, if not terminated, this Agreement shall continue in effect with respect to such Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Trust’s Board or the vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote, and (b) the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Trust at any time as to the Fund, without the payment of any penalty, upon giving the Advisor 60 days’ notice (which notice may be waived by the Advisor), provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of the holders of a majority of the voting securities of the Fund at the time outstanding and entitled to vote, or by the Advisor upon giving the Trust 60 days’ written notice (which notice may be waived by the Trust).  This Agreement will also immediately terminate in the event of its assignment or in the event of the termination of the investment advisory agreement between the Registered Fund and the Advisor (the “Registered Fund Advisory Agreement”).  (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)

Termination of this Agreement shall not affect the right of the Advisor to receive payment on any unpaid balance of the compensation described in Section 10 above earned prior to such termination.

14.       Notices.  Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

15.       Amendment of this Agreement.  This Agreement may only be amended by an instrument in writing signed by the parties hereto.  Any amendment of this Agreement shall be subject to the 1940 Act.

16.       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts made and to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

17.       Use of the Names of the Fund.  The Advisor has consented to the use by the Fund of the name or identifying word “RAMIUS” in the name of the Fund.  Such consent is expressly conditioned upon the employment of the Advisor or its successor, subsidiary, parent or affiliate under common control, as the investment advisor to the Fund.  As between the Advisor and the Fund, the Advisor is the sole and exclusive owner of all right, title and interest in and to “RAMIUS”, including all names incorporating “RAMIUS” which are used by the Fund and any and all goodwill associated with such use shall inure to the sole benefit of the Advisor.  The Fund shall use “RAMIUS” solely in the form stipulated by the Advisor and shall observe such standards as the Advisor from time to time prescribes.  The Advisor shall have the right to inspect any designation, document or other media bearing “RAMIUS” including any promotional material.  Notwithstanding anything herein to the contrary, the Advisor or any of its affiliates may from time to time use, or consent to others using, the identifying word “RAMIUS” in any name or for any other purpose, including without limitation in the names of other investment companies, corporations or businesses that it may manage, advise, sponsor or own or in which it may have a financial interest.  The Fund acknowledges and agrees that the Advisor may require the Fund to cease using the name or identifying word “RAMIUS” in the name of the Fund and in connection with the Fund’s operations if the Fund ceases to employ the Advisor, or its successor, subsidiary, parent or affiliate under common control, as investment advisor to the Fund.

18.       Additional Limitation of Liability.  The undersigned director of the Fund has executed this Agreement not individually, but as a director under the Fund’s Amended and Restated Memorandum and Articles of Association, and the obligations of this Agreement are not binding upon any of the directors, officers or shareholders of the Fund individually.  Subject to the Advisor’s rights under the Registered Fund Advisory Agreement, the Advisor agrees that for services rendered to the Fund, or for any claim by it in connection with services rendered to the Fund, it shall look only to assets of the Fund for satisfaction.

19.       Force Majeure.  The Advisor shall not be liable for the nonperformance of its obligations hereunder by reason of any cause beyond its reasonable control, including, but not limited to, any breakdown or failure of transmission or communication or computer facilities, postal or other strikes or similar industrial action, and the failure of any relevant exchange, clearing house and/or broker for any reason to perform its obligations.

20.       Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

21.       Other Information.  The Fund acknowledges receipt of the Advisor’s Form ADV, which states information relative to the Advisor’s investment and brokerage policies and other important matters.

22.       Counterparts.  This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

23.       Indulgences, Not Waivers.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver or any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

*** Signature Page Follows ***

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

THE FUND: SILVERPEPPER COMMODITY HOLDINGS
By:
Name:
Title:

THE ADVISOR: SILVERPEPPER LLC

By:
Name:
Title:

Appendix A

Fund/Class	Advisor Fee	Effective Date
SilverPepper Commodity Holdings	1.50%	__________, 2013

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